EXHIBIT 77C



Special meetings of the shareholders of seven investment portfolios of BMO Funds, Inc. was held on May 23, 2017.
The matters voted on by the shareholders of record as of March 14, 2017 and the results of the vote at the shareholder meetings held on May 23, 2017 were as follows:


1.	To approve an amendment to the Articles of
Incorporation, as amended, of BMO Funds, Inc.
(The Corporation) to redesignate and convert the Class Y shares of the Fund into Class A shares of the Fund and to terminate the Class Y shares of the Fund, as described in a plan of redesignation and conversion.


BMO Ultra Short Tax-Free Fund
For	2,234,612.054
Against	21,113.873
Abstain	9,303.000

BMO Short-Term Income Fund
For	3,330,551.034
Against	45,068.354
Abstain	47,436.467

BMO Small-Cap Growth Fund
For	3,195,517.988
Against	101,261.280
Abstain	14,884.897

BMO Short Tax-Free Fund
For	997,612.029
Against	12,859.785
Abstain	593.000

BMO Mid-Cap Value Fund
For	7,698,520.906
Against	83,109.241
Abstain	77,006.850

BMO Mid-Cap Growth Fund
For	5,673,705.816
Against	9,483.001
Abstain	8,834.103

BMO Large-Cap Value Fund
For	10,752,014.087
Against	12,718.695
Abstain	16,308.438



Special meeting of the shareholders of the BMO TCH
Intermediate Income Fund was held on June 20, 2017.
The matters voted on by the shareholders of record as of April 13, 2017 and the results of the vote at the shareholder meeting held on June 20, 2017 was as follows:



1.	To approve an agreement and plan of reorganization
pursuant to which the BMO TCH Intermediate Income Fund (The Acquired Fund) will be reorganized with and into the BMO Strategic Income Fund, including approval of an amendment to the Articles of Incorporation of BMO Funds, Inc. to dissolve and terminate the acquired fund, and the transactions it contemplates.

BMO TCH Intermediate Income Fund
For	4,809,294.315
Against	12,504.316
Abstain	10,364.435